UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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NUMEREX CORP.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NUMEREX CORP.
1600 Parkwood Circle SE
Suite 500
Atlanta, GA 30339
Dear Shareholders:
We are pleased to enclose your Notice of Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting of Shareholders of Numerex Corp. (the “Company”) to be held at 11:00 a.m. on Friday, May 11, 2007, at The Parkwood Room at Hawthorn Suites, 1500 Parkwood Circle, Atlanta, Georgia 30339.
At the Annual Meeting, you will be asked to (1) elect seven nominees to serve as directors of the Company, and (2) ratify the appointment of Grant Thornton LLP as the independent accountants of the Company.
The Board of Directors hopes that you will be able to attend the shareholders’ meeting. We look forward to meeting each of you and discussing with you the significant events that have occurred during the Company’s past year and its current prospects. If you are unable to attend in person or to be otherwise represented, we urge you to vote by signing the enclosed proxy and mailing it to us in the accompanying stamped envelope at your earliest convenience. Please be sure to sign it exactly as the name or names appear on the proxy. We urge you to read the enclosed proxy statement, which contains information relevant to the actions to be taken at the meeting.

April 9, 2007	Sincerely yours,

Stratton J. Nicolaides
Chairman and Chief Executive Officer
Enclosures

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 11, 2007
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
PROPOSAL ONE: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
PROPOSAL TWO: RATIFICATION OF INDEPENDENT ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
CODE OF ETHICS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS
SHAREHOLDER PROPOSALS
ANNUAL REPORT

NUMEREX CORP.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 11, 2007
TO OUR SHAREHOLDERS:
Notice is hereby given that the annual meeting of shareholders of Numerex Corp. (the “Company”) will be held on Friday, May 11, 2007, at 11:00 a.m. (local time), The Parkwood Room at Hawthorn Suites, 1500 Parkwood Circle, Atlanta, Georgia 30339, for the following purposes:
1. To elect a Board of Directors consisting of seven persons to serve until the next annual meeting of shareholders and until their respective successors shall have been duly elected and qualified;
2. To ratify the appointment of Grant Thornton LLP as the independent accountants of the Company; and
3. To transact such other business as may properly come before this meeting or any postponement or adjournment thereof.
The Board of Directors has fixed April 5, 2007 as the record date for the determination of shareholders entitled to vote at the annual meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting.
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

April 9, 2007	By Order of the Board of Directors

Andrew J. Ryan
Secretary

NUMEREX CORP.
1600 Parkwood Circle SE
Suite 500
Atlanta, Georgia 30339
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
INTRODUCTION
     The Board of Directors of Numerex Corp. (the “Company”), the executive offices of which are located at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339, hereby solicits your proxy in the form enclosed for use at the Annual Meeting of Shareholders to be held on May 11, 2007, at 11:00 a.m. (local time), or at any postponement or adjournment thereof (the “Annual Meeting”). The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to shareholders is April 11, 2007.
     At the Annual Meeting, shareholders will be asked to (i) elect seven nominees to serve as directors of the Company, each to serve until the next annual meeting and (ii) ratify the appointment of Grant Thornton LLP as the independent accountants of the Company.
     We urge you to date, sign, and return your proxy in the enclosed envelope promptly to make certain that your shares will be voted at the Annual Meeting.
Date, Time, and Place
     The Annual Meeting will be held on May 11, 2007, at 11:00 a.m. (local time), at Hawthorn Suites, 1500 Parkwood Circle, Atlanta, Georgia 30339.
Record Date; Voting Rights
     The Company had approximately 13,050,399 shares of Class A Common Stock, no par value (the “Common Stock”), outstanding at the close of business on April 5, 2007, the record date (the “Record Date”). Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of our Common Stock will constitute a quorum. Each share of Common Stock outstanding is entitled to one vote on each matter that may be brought before the Annual Meeting. Votes withheld from directors nominees, abstentions, and broker non-votes will be counted in determining whether a quorum has been reached.
     Directors will be elected by a plurality of the votes cast in person or represented by proxy at the meeting and entitled to vote on the election of directors. The seven nominees receiving the most “for” votes will be elected. In all matters, other than the election of directors, the affirmative vote of the majority of the votes cast in person or by proxy at the Annual Meeting and entitled to vote on the matter will be the act of the shareholders. An abstention, withholding of authority to vote, or broker non-vote will have no effect on the vote and will not be counted in determining whether any proposal has received the required shareholder vote.
     A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Broker non-votes, if any, will not be considered in the calculation of the majority of the votes cast and will not have an effect on the outcome of the vote on a matter.
     The Company is not currently aware of any matters that will be brought before the Annual Meeting (other than procedural matters) that are not referred to in the enclosed Notice of Annual Meeting.
Voting and Revocation of Proxies
     A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the directions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of the Company’s Common Stock for election of all nominees for directors and for the ratification of the selection of Grant Thornton LLP as the Company’s independent accountants.
     Sending in a signed proxy will not affect a shareholder’s right to attend the Annual Meeting nor will it preclude a shareholder from voting in person because the proxy is revocable at any time prior to the voting of such proxy. Any shareholder giving a proxy has the power to revoke it by giving written notice to the Secretary of the Company at any time before the proxy is exercised, including by filing a later-dated proxy with the Secretary, or by appearing in person at the Annual Meeting and making a written demand to vote in person.
Solicitation of Proxies
     The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, or by directors, officers, or employees of the Company without additional compensation. Upon request by record holders of the Common Stock who are brokers, dealers, banks, or voting trustees, or their nominees, the Company is required to pay the reasonable expenses incurred by such record holders for mailing proxy material and annual shareholder reports to any beneficial owners of Common Stock.
Fiscal Years
     As used in this Proxy Statement, “fiscal 2004” means the Company’s fiscal year ended December 31, 2004. “Fiscal 2005” means the Company’s fiscal year ended December 31, 2005. “Fiscal 2006” means the Company’s fiscal year ended December 31, 2006. “Fiscal 2007” means the Company’s fiscal year ended December 31, 2007.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
     The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 5, 2007, by (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table which follows, and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated below, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.

	Shares Beneficially Owned(1)(2)
Name and Address of Beneficial Owner or Identity of Group	Number	Percent (3)

Gwynedd Resources, Ltd.(4) 1011 Centre Road Suite 322 Wilmington, DE 19805	3,207,280	24.58%

Elizabeth Baxavanis, Trustee(5) Dominion Holdings #5 Revocable Trust for the Benefit of Maria E. Nicolaides c/o Salisbury & Ryan LLP 1325 Avenue of the Americas New York, NY 10019	3,207,280	24.58%

Maria E. Nicolaides(6) c/o Salisbury & Ryan LLP 1325 Avenue of the Americas New York, NY 10019	3,207,280	24.58%

Laurus Master Fund, Ltd.(7) c/o Laurus Capital Management, LLC 825 Third Avenue, 14th Floor New York, NY 10022	1,237,500	9.48%

Potomac Capital Management LLC 825 Third Avenue, 33rd Floor New York, New York 10022	1,037,459	7.94%

Douglas Holsclaw, MD(8) 42 Llanberris Road Bala Cynwyd, PA 19004	752,382	5.77%

Kenneth F. Manser 21 Keswick Close Dunstable, Bedfordshire LU6-3AW United Kingdom	711,658	5.45%

Brian C. Beazer	29,363	*
George Benson	47,500	*
Alan B. Catherall	92,000	*
Nicholas A. Davidge	11,252	*
Matthew J. Flanigan	28,200	*
Allan H. Liu	23,500	*
Michael A. Marett	102,750	*
Stratton J. Nicolaides(9)	327,250	2.51%
John G. Raos	113,229	*
Andrew J. Ryan(10)	36,000	*
All Current Directors and Executive Officers as a group (10 persons)	811,044	6.21%

(1)	Percentage calculations are based on the number of shares of Class A Common Stock, no par value, outstanding at the close of business on April 5, 2007.

(2)	The shares “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include shares owned by or for, among other things, the wife, minor children or certain other relatives of such individual, as well as other shares as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after April 5, 2007.

(3)	Includes shares issuable upon the exercise of outstanding options exercisable within 60 days after April 5, 2007 in the following amounts: Mr. Beazer,13,500 shares; Mr. Benson, 37,500 shares; Mr. Catherall, 90,000 shares; Mr. Flanigan, 28,200 shares; Mr. Liu, 21,500 shares; Mr. Marett, 99,750 shares; Mr. Nicolaides, 311,250 shares; and Mr. Raos, 31,500 shares.

(4)	The shareholders of Gwynedd Resources, Ltd. (“Gwynedd”) include various trusts for the benefit of Maria E. Nicolaides and her children (for which Mrs. Baxavanis is trustee) and Dr. Holsclaw. See footnotes (4), (5), (6) and (8).

(5)	Represents the shares of Common Stock owned by Gwynedd. Trusts for the benefit of Maria E. Nicolaides and her children, of which Mrs. Baxavanis, Maria E. Nicolaides’ mother-in-law, is trustee, own approximately 89.8% and 0.9%, respectively, of the outstanding stock of Gwynedd. Mrs. Baxavanis disclaims beneficial ownership of all shares of Common Stock owned by Gwynedd. See footnote (5) below.

(6)	Represents the shares of Common Stock owned by Gwynedd. Trusts for the benefit of Maria E. Nicolaides and her children, of which Mrs. Baxavanis, Maria E. Nicolaides’ mother-in-law, is trustee, own approximately 89.8% and 0.9%, respectively, of the outstanding stock of Gwynedd. Maria E. Nicolaides disclaims beneficial ownership of 327,143 shares of Common Stock owned by Gwynedd that may be deemed to be beneficially owned by the other shareholders of Gwynedd, including trusts for the benefit of her children. See footnote (4) above.

(7)	According to Amendment No. 1 to Schedule 13G, filed with the SEC on February 14, 2007. Laurus Master Fund, Ltd. (“Laurus”) directly owns 529,267 shares of our common stock. Additionally, Laurus holds warrants to purchase an aggregate of 865,941 shares of our common stock (the “Laurus Warrants”), and a Convertible Term Note, dated as of December 29, 2006, in the aggregate principal amount of $10,000,000. Notwithstanding the foregoing, the Laurus Warrants contain an issuance limitation prohibiting Laurus from exercising those securities to the extent that such exercise would result in beneficial ownership by Laurus of more than 9.99% of the shares of our common stock then issued and outstanding (the “Issuance Limitation”). The Issuance Limitation may be waived by Laurus upon at least 61 days or more prior notice to us. Accordingly, while all shares that are issuable to Laurus as payment of principal and interest or upon exercise of the warrant or conversion of the note are included in the number of shares of common stock being offered in the table, shares which the selling stockholder is prevented from acquiring as a result of the Issuance Limitation are not shown as beneficially owned.

(8)	Does not include any shares of Common Stock owned by Gwynedd. Dr. Holsclaw owns approximately 9.3% of the outstanding stock of Gwynedd.

(9)	Does not include the 3,207,280 shares of Common Stock owned by Gwynedd, of which Mr. Nicolaides disclaims beneficial ownership

(10)	Does not include the 3,207,280 shares of Common Stock owned by Gwynedd, of which Mr. Ryan disclaims beneficial ownership. Also excludes 150,000 shares issuable upon the exercise of outstanding options granted to Salisbury & Ryan LLP, a law firm of which Mr. Ryan is a partner.

PROPOSAL ONE: ELECTION OF DIRECTORS
     The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than ten directors and that the number of directors, subject to the foregoing limits, shall be determined from time to time by the Board of Directors. The Board of Directors has set the number of directors at seven. At the Annual Meeting seven directors, who will constitute the Company’s entire Board of Directors, are to be elected to hold office until the next annual meeting and until their respective successors have been duly elected and qualified. The Board of Directors has designated the persons listed below to be nominees for election as directors. The Company has no reason to believe that any of the nominees will be unavailable for election; however, should any nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee. The proxy agents intend (unless authority has been withheld) to vote for the election of the Company’s nominees.
     The Board of Directors has determined that Brian C. Beazer, George Benson, Nicholas A. Davidge, Matthew J. Flanigan, and John G. Raos, constituting a majority of the Board members, are “independent directors” as that term is defined in the NASDAQ listing standards and that Stratton Nicolaides and Andrew Ryan are not “independent directors” under the NASDAQ listing standards. The Director nominees for election at the 2007 Annual Meeting were approved by a majority of the independent members of the Board of Directors.
Vote Required
     A quorum being present, the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting shall be elected as directors. An abstention, withholding of authority to vote, or broker non-vote will have no effect on the vote and will not be counted in determining whether any proposal has received the required shareholder vote.
Information as to Directors and Nominees
     The following table contains information with respect to the current Directors. All of the nominees currently serve as directors of the Company and have consented to being named in this Proxy Statement and to serve if elected.

Name	Age	Position	Director Since
Brian C. Beazer(l)(3)	72	Director	2002
George Benson(l)(2)	72	Director	1995
Nicholas A. Davidge	52	Director	2004
Matthew J. Flanigan(2)	61	Director	1994
Stratton J. Nicolaides	53	Chairman of the Board and Chief Executive Officer	1999
John G. Raos(l)(2)(3)	58	Lead Director	2000

Andrew J. Ryan(3)	48	Director	1996

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating Committee
Brian C. Beazer has served as a director of the Company since June 2002. Mr. Beazer is currently the Non-Executive Chairman of the Board of Beazer Homes USA Inc., a national homebuilder headquartered in Atlanta, Georgia, and has served as a director of Beazer since its inception in November 1993. Mr. Beazer served as Chief Executive Officer of Beazer PLC or its predecessors from 1968 to 1991, and as Chairman of that company from 1983 until the date of its acquisition by an indirect, wholly owned subsidiary of Hanson PLC effective December 1, 1991. Mr. Beazer is also a director of Beazer Japan, Ltd., Seal Mint, Ltd., Jade Technologies Singapore Pte. Ltd., and United Pacific Industries Limited.
George Benson has served as a director of the Company since June 1995. Mr. Benson founded Airadigm Communications, Inc., in 1992 and served as its Chairman and Chief Executive Officer until his retirement as Chairman Emeritus of Airadigm in June of 1999.

Nicholas A. Davidge has served as a director of the Company since August 2004. He is a managing director of Manalapan Oracle Advisers, LLC, a private investment management firm. He founded Davidge Data Systems Corp. and was CEO of Davidge until 2003.
Matthew J. Flanigan has served as a director of the Company since July 1994. Beginning April 1994, Mr. Flanigan served as President of the Telecommunication Industry Trade Association (“TIA”), a trade association for telecommunication companies. Effective January 1, 2007, Mr. Flanigan retired from that position and now serves as an advisor to the TIA’s current President.
Stratton J. Nicolaides has served the Company as Chief Executive Officer from April 2000, having served as Chief Operating Officer from April 1999 until March 2000, and as Chairman of the Board of Directors since December 1999.
John G. Raos has served as a director of the Company since February 2000. Since early 2000 Mr. Raos has been President and Chief Executive Officer of Precision Partners, Inc., a global diversified precision manufacturing company. From June 1995 until January 2000, Mr. Raos served as President and Chief Operating Officer of US Industries, Inc. From February 1999 until January 2000, Mr. Raos also served as Chairman and Chief Executive Officer of Strategic Industries, Inc., a US Industries subsidiary. Prior to June 1995, Mr. Raos served as President, Chief Operating Officer, and Director of Hanson Industries, Inc., the North American arm of Hanson PLC. Mr. Raos also served as a director of Hanson PLC from 1990 until 1995.
Andrew J. Ryan has served as a director of the Company since May 1996. Mr. Ryan has practiced law with the law firm of Salisbury & Ryan since August 1994 and serves as the Board of Directors designee of Gwynedd.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE
NOMINEES FOR DIRECTOR NAMED HEREIN.

CORPORATE GOVERNANCE
Board of Directors, Committees and Attendance at Meetings
     During fiscal 2006, the Board of Directors held 12 meetings. Each director, nominated for election, attended at least 75% of the meetings of the Board of Director and Board Committees of which he was a member. We encourage, but do not require, Board members to attend our annual meeting of shareholders. Five of eight of our directors attended the annual meeting of shareholders on May 12, 2006.
Executive Sessions of Independent Directors
     Non-management members of the Board of Directors meet without the Company’s employee director following regularly scheduled in-person meetings of the Board of Directors. Executive sessions of the independent directors are held at least one time each year following regularly scheduled in-person meetings of the Board of Directors. These executive sessions include only those directors who meet the independence requirements promulgated by NASDAQ, and Mr. Raos, as the Lead Director, is responsible for chairing these executive sessions.
Audit Committee
     The Company’s Audit Committee is composed of directors who are “independent” as defined by the NASDAQ rules and listing standards. A copy of the Audit Committee Charter was filed as Appendix A to the Company’s definitive proxy statement filed with the SEC on April 2, 2004, and is also available on the Company’s website at www.nmrx.com. The current members of the Audit Committee are Mr. Beazer, Mr. Benson, and Mr. Raos. The Board of Directors has determined that John G. Raos is an “audit Committee financial expert” as defined in rules and regulations of the Securities and Exchange Commission (“SEC”). The principal functions of the Audit Committee are to: (a) assist in the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors and the performance of the Company’s independent auditors; (b) approve the selection, appointment, retention and/or termination of the Company’s independent auditors, as well as approving the compensation thereof; and (c) approve all audit and permissible non-audit services provided to the Company and certain other persons by such independent auditors. The Audit Committee met eight times during fiscal 2006. The Board has adopted a charter for the Audit Committee.
Compensation Committee
     The current members of the Compensation Committee are Mr. Benson, Mr. Flanigan (Chairman), and Mr. Raos. Each member of the Compensation Committee is “independent” in accordance with the NASDAQ listing standards. The Compensation Committee met four times during fiscal 2006.
     The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Company’s website at http://www.nmrx.com. Additional information on the Compensation Committee’s processes and procedures for the consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.
Nominating Committee
     The Nominating Committee is comprised of Mr. Beazer (Chair), Mr. Raos and Mr. Ryan. Both Mr. Beazer and Mr. Raos are “independent directors” under the NASDAQ listing standards. Mr. Ryan is not an “independent director”. The principal function of the Nominating Committee is to select and nominate candidate nominees for election as Directors of the Company. During fiscal 2006, the Nominating Committee held no meetings.
     The Nominating Committee will consider nominees for director recommended by a shareholder submitted in accordance with the procedure set forth in the Company’s Bylaws. In general, the procedure set forth in the Company’s Bylaws provides that a notice relating to the nomination must be timely given in writing to the: Secretary of the Company, Numerex Corp., 1600 Parkwood Circle SE, Atlanta, Georgia 30339. To be timely, the notice must have been delivered by the 90th day prior to the anniversary of the prior year’s annual meeting. Such notice must include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including information relating to the business experience and background of the potential nominee, and certain information with respect to the nominating shareholder and any persons acting in concert with the nominating shareholder. Any such recommendation must also be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. The Nominating Committee Charter is available on the Company’s website at www.nmrx.com.
     The Nominating Committee generally identifies potential nominees through its network of contacts, and may also engage, if it deems appropriate, a professional search firm. The Nominating Committee meets to discuss and consider such candidates’ qualifications and then chooses director candidates by majority vote. There are no differences in the manner in which the Nominating Committee evaluates potential nominees for director based on whether such potential nominees are recommended by a shareholder or by any other source. The Nominating Committee does not have specific, minimum qualifications for nominees and has not established specific qualities or skills that it regards as necessary for one or more of the Company’s directors to possess (other than any qualities or skills that may be required by applicable law, regulation or listing standard). However, the Nominating Committee Charter specifies that the composition of the Board should reflect experience in the following areas: finance, compensation, sales and marketing, technology (both electronic and building) and production. In addition, as set forth in the Nominating Committee Charter, in evaluating a person as a potential nominee to serve as a Director of the Company, the Committee may consider the following factors, among any others it may deem relevant:
•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with Company management, Company service providers or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing organizations;

•	whether or not the person is willing to serve, and willing and able to commit the time necessary for the performance of the duties of a Director of the Company;

•	the contribution that the person can make to the Board and the Company (or, if the person has previously served as a Director of the Company, the contribution which the person made to the Board during his or her previous term of service), with consideration being given to the person’s business and professional experience, education and such other factors as the Committee may consider relevant; and

•	the character and integrity of the person.
Arrangements with Respect to the Board of Directors
     The Company has entered into an agreement providing Gwynedd the right to designate one director to the Board of Directors. Additionally, if the Board consists of more than seven directors, Gwynedd, at its option, may designate one additional director. Any designee’s appointment will be subject to the exercise by the Board of Directors of its fiduciary duties and the approval of the Company’s shareholders upon the expiration of any appointed term at the next annual meeting of shareholders. Gwynedd’s right to designate directors will cease at such time as Gwynedd’s equity interest in the Company drops below 10% of the outstanding shares of Common Stock. Mr. Ryan currently serves as Gwynedd’s designee on the Board.
Communications with the Board of Directors
     Any shareholder who wishes to send any communications to the Board or a specific Director should deliver such communications to the Secretary of the Company at:
Numerex Corp.
1600 Parkwood Circle SE, Suite 500
Atlanta, Georgia 30339
The Secretary will forward appropriate communications to the Board. Inappropriate communications include correspondence that is unrelated to the operation of the Company or the Board, is inappropriate for Board consideration, such as advertisements or other commercial communications, or is threatening or otherwise offensive. The Secretary may consult with other officers of the Company, counsel, and other advisers as appropriate, in making this determination.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT ACCOUNTANTS
     The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Grant Thornton LLP as independent accountants of the Company for the fiscal year ending December 31, 2007. This nationally known firm has no direct or indirect financial interest in the Company.
     Although not legally required to do so, the Board of Directors is submitting the appointment of Grant Thornton as the Company’s independent accountants for fiscal 2007 for ratification by the shareholders at the Annual Meeting. If a majority of the votes cast in person or by proxy at the Annual Meeting is not voted for ratification, the Board of Directors will reconsider its appointment of Grant Thornton as independent accountants for the current fiscal year.
     A representative of Grant Thornton will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from shareholders.
     During fiscal 2006 and fiscal 2005, Grant Thornton provided services to the Company in the following categories and amounts:

Audit and Other Fees:	2006	2005
Audit Fees	$271,000	$200,558

Audit-Related Fees	$0	$0

Tax Fees	$0	$0

All Other Fees	$0	$0
Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and regulatory filings. Audit Fees for both years also include fees for professional services rendered for the audits of management’s assessment of the effectiveness of internal controls over financial reporting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF
THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT
ACCOUNTANTS FOR FISCAL 2007.

REPORT OF THE AUDIT COMMITTEE
     The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee’s job is one of oversight as set forth in the Audit Committee Charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal control. The independent accountants are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows to the Company in conformity with generally accepted accounting principles.
     The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and with Grant Thornton, the Company’s independent accountants for fiscal 2006.
     The Audit Committee has discussed with Grant Thornton the matters required to be discussed by Statement on Accounting Standards No. 61.
     The Audit Committee has received from Grant Thornton the written statements required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, and has discussed Grant Thornton’s independence with Grant Thornton.
     Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2006 for filing with the Securities and Exchange Commission (the “SEC”).

THE AUDIT COMMITTEE

Brian C. Beazer
George Benson
John G. Raos, Chair
     In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE
     The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2007 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2007.

THE COMPENSATION COMMITTEE

Matthew J. Flanigan (Chair)
George Benson
John G. Raos
COMPENSATION DISCUSSION AND ANALYSIS
Philosophy
     The three-member Compensation Committee (“the Committee”) oversees our executive compensation program. The Compensation Committee is currently comprised of Mr. Flanigan, who serves as Compensation Committee Chairman, Mr. Benson, and Mr. Raos, each of whom is an independent director. The Committee’s responsibilities include establishing targeted overall compensation for each of our three executive officers, i.e., our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer (generally referred to herein as our “named executive officers”) and allocating that compensation among the following four components:
•	Base salary;

•	Non-equity incentive plan awards;

•	Equity awards in the form of options to purchase the Company’s common stock; and

•	Certain fringe benefits in addition to group benefits generally available to the Company’s employees.
Specific allocations among these components vary by individual and are generally designed to compete with the offerings of comparable publicly traded companies and align each named executive officer’s incentives with the best long-term interests of the Company and its shareholders. In regard to the latter goal, increases in base salaries and non-equity incentive plan awards are related to the Company’s financial performance as a whole, as well as qualitative assessments of each named executive officer’s year-over-year contribution to the Company’s overall performance.
Management Participation
     Our executive managers participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute input and analysis to the Committee’s discussions. Our Chief Executive Officer participates in the final recommendation, but not the determination of the amount and form of compensation to be paid to all other members of executive management. The Chief Executive Officer’s compensation is determined solely by the Committee.
Elements of Compensation
     Base Salaries. The objective is to provide base compensation competitive with base compensation our named executive officers could earn in similar positions at other companies. Base salaries for our named executive officers initially are set at commencement of employment, often in connection with negotiating offers of employment. Increases in base salaries are only made if the Committee determines that current compensation is insufficient. This determination may be reached because the market pay for the position has increased, the executive officer on additional responsibilities, or the value of the executive to the Company has increased due to exceptional performance. The Committee also takes into account its qualitative assessment of each named executive officer’s individual contribution to the Company’s overall financial performance.
     Non-Equity Incentive Based Awards. Our named executive officers are eligible for “non-equity incentive based awards” tied to performance, sometimes referred to as our incentive cash bonus award plan. Our non-equity incentive based award plan provides cash awards for meeting performance-based goals in accordance with a matrix correlating the amount of the award with the Company’s financial results in comparison to specified targets derived from the Company’s operating plan.
     Equity Awards. Historically, the primary form of equity compensation awarded by the Company has consisted of stock options. The amount of options awarded reflects the Committee’s qualitative assessment of a variety of factors inclusive of the Company’s overall financial performance, perceived individual contributions towards that performance, and individual involvement in particular strategic initiatives or special projects.
     Fringe Benefits. In addition to the items of compensation described above, we provide medical, dental, and life insurance and a 401(k) plan to our named executive officers, benefits which are generally available to Company employees. Under our 401(k) plan, the Company will match $0.50 to the dollar, up to the first 6% contributed (with the Company’s contribution at up to 3%) for all participating employees. We do not provide a pension plan or a supplemental retirement plan for our named executive officers or other employees. Relocation benefits also are reimbursed but are individually negotiated when they occur. Certain of our executives with permanent residences outside of Georgia, including Mr. Nicolaides, receive payments intended to partially defray their living expenses. The Company spends less than $10,000 annually to maintain a corporate golf club membership and a corporate membership in an Atlanta, Georgia area restaurant group that may be used, with authorization, by any employee of the Company for purposes of entertaining customers or for personal use, in which case applicable greens fees, dining expenses, etc., would not be reimbursed by the Company. The Committee annually reviews the fringe benefits granted to our named executive officers.
     The following table provides an overview of the compensation received by our named executive officers in fiscal 2006.
Summary Compensation Table

			Option	Non-Equity Incentive	All Other
		Salary	Awards	Plan	Compensation	Total
Name & Principal Position	Year	($)	($)(1)	Compensation(2)	($)(3)	($)
Stratton Nicolaides (CEO)	2006	$275,000	$269,700	$129,500	$23,580	$697,780
Alan Catherall (CFO)	2006	$200,000	$161,820	$95,000	$23,957	$480,777
Michael Marett (COO)	2006	$225,000	$269,700	$112,500	$23,733	$630,933

(1)	The amounts in this column reflect the FAS 123R expense recognized in fiscal 2006 for option awards. The assumptions used in the valuation of option awards are included in Note A to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 27, 2007. The awards were made on October 26, 2006.

(2)	For a description of these awards, see section “Compensation Discussion and Analysis – Non-Equity Incentive Plan Compensation.”

(3)	The compensation represented by the amounts for 2006 set forth in the “All Other Compensation” column for the named executed officers is detailed in the following table.

	Company Contributions to					Total
	Qualified Defined Contribution				Insurance Benefits	All Other
Name	Plan(1)	Living Expenses		Car Allowance	(2)	Compensation
Stratton Nicolaides	$9,999	$5,553	(3)	—	$8,028	$23,580
Alan Catherall	$9,999	—		$6,000	$7,958	$23,957
Michael Marett	$9,736	—		$6,000	$7,997	$23,733

(1)	Contributions by Numerex to a 401(k) plan pursuant to which Numerex matches 50% of employee contributions up to a maximum of 6% of the employee’s salary.

(2)	Contributions by Numerex to medical, dental, life insurance and disability premiums. These benefits are available to all full time employees of the company.

(3)	Reflects payments totaling $5,553 in defrayment of Mr. Nicolaides’s apartment rental expenses.

2007 Compensation Process
     Although the Committee considers publicly available survey data, traditionally the Committee has relied on its assessment of individual performance in setting overall total compensation for the named executive officers. Beginning in the first quarter of 2007, the Committee revised its executive compensation determination process and began moving toward a more objective, data-driven process for evaluating its compensation programs. Although the Committee believes that subjective evaluations of individual performance are important and should be retained, the Company believes that a more objective, data-driven process will help the Committee validate the components of compensation and assess the need for changes in the type, amount, and mix of those components. The changes to the Committee’s process are described in greater detail below.
     To assist in establishing “targeted overall compensation,” or the aggregate level of compensation that will be paid to our named executive officers if all requirements met, in the first quarter of 2007 we subscribed to a web-accessible database maintained by Equilar, Inc., for the purpose of conducting a study of the compensation of our named executive officers. The Equilar database contains compensation-related information on all publicly traded companies in the United States, derived in large part from the data disclosed in those companies’ public filings with the SEC.
     Although the Committee is authorized to retain an independent compensation consultant, it believes that, with the Equilar database and other publicly available information, it can rely on the Company’s management and employees to gather data and present information to the Committee and the Board in a more cost-efficient manner. Accordingly, the Committee asked the Company’s Chief Financial Officer and human resources director to gather and analyze the data described below.
Peer Companies
     The Company identified comparable companies (“peers”) by looking at all companies categorized by Equilar as “Telecom Technology” companies with revenues in the range of $50 million to $200 million and market capitalizations in the range of $100 million to $250 million. These peer companies include the following enterprises:
•	Airspan Networks, Inc.

•	Applied Digital Solutions

•	Avici Systems, Inc.

•	Calamp Corp.

•	Carrier Access Corp.

•	Ditech Networks, Inc.

•	Empire Resources, Inc.

•	Glenayre Technology

•	Globecomm Systems

•	Ikanos Communications

•	Lantronix, Inc.

•	Neoware, Inc.

•	Netopia, Inc.

•	Network Equipment, Inc.

•	PCTel, Inc.

•	Radyne Corp.

•	Spectralink Corp.

•	Telkonet, Inc.

•	Westell Technologies

•	WJ Communications, Inc.

•	Zhone Technologies
     We also looked at a broader category of companies categorized by Equilar as “Technology Companies,” which was also limited to enterprises with revenues in the range of $50 million to $200 million and market capitalizations in the range of $100 million to $250 million. Finally, we reviewed the compensation practices of a smaller group of companies identified as our peers by four separate investment banking firms.

     We believe that the foregoing peer groups can be expected to compete for executive talent with similar skills and backgrounds to those we would have the strongest interest recruiting and retaining. Information in the database includes market capitalization as well as revenues, net income, assets, shareholders’ equity, and number of employees. We excluded data predating fiscal 2005 as well as data pertaining to former executives, and did not incorporate partial year information.
     Equilar’s data is available only for those executive officers for whom compensation information is disclosed publicly. As a result, the data is generally specific to only the three most highly compensated officers at a given company and thus generally correlates to the Company’s Chief Executive Officer, Chief Financial Officer, and, to a lesser extent, the Chief Operating Officer as the latter position is relatively uncommon among our peer group.
     Cash compensation, exclusive of fringe benefits, earned in fiscal 2006 by our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer totaled $404,500, $295,000, and $337,500 respectively. (Mr. Nicolaides’s base salary was increased from $245,000 to $275,000 effective March 1, 2006; for purposes of simplifying the disclosure statement, all applicable calculations presented herein assume an effective date of January 1, 2006.) The latest year comparable information available for our peer group is fiscal 2005. For that year, our study disclosed that the median total cash compensation, exclusive of fringe benefits, earned by the Chief Executive Officers, Chief Financial Officers, and Chief Operating Officers within our peer groups was $466,000, $277,000, and $340,000 respectively. Additional details are disclosed in the table below. In comparing cash compensation levels for our named executive officers, the Committee weighted more heavily the compensation earned by similarly situated executives in the Telecom Technology peer group, as we increasingly view this group as the most relevant comparator group in regard to executive talent.
Comparison of Total Cash Compensation against Peers(1)

	CEO			CFO			COO
Component	Mean		Median	Mean		Median	Mean		Median
Peers: Base	$324,000		$345,000	$228,000		$227,000	$266,000		$265,000
Numerex: Base		$275,000 (2)			$200,000			$225,000
Peers: Bonus(1)	$113,000		$121,000	$52,000		$50,000	$87,000		$75,000
Numerex: Bonus		$129,500			$95,000			$112,500
Peers: Total	$437,000		$466,000	$280,000		$277,000	$353,000		$340,000
Numerex: Total		$404,500			$295,000			$337,500
Peers: Bonus as % of Total	26%		26%	19%		18%	25%		22%
Numerex: Bonus as % of Total		32%			32%			33%
Numerex: Total as % of Peers’ Median Total		87%			106%			99%
Numerex: Total as % of Peers’ Mean Total		93%			105%			95%

(1)	“Composite” view combining peer companies described above.

(2)	Effective March 1, 2006 as discussed above.
Named Executive Officer Compensation
     Chief Executive Officer. With respect to establishing targeted overall compensation levels for Mr. Nicolaides, the Committee has given significant weight to the challenges he has met and overcome during the approximately seven years in which he has held the position of Chairman and Chief Executive Officer and has continually factored in the anticipated level of difficulty of replacing Mr. Nicolaides with someone of comparable experience and skill. Based upon that analysis, the Committee established Mr. Nicolaides’s targeted overall compensation, exclusive of potential stock option awards that are entirely discretionary, for 2006 at $470,080, inclusive of a base salary of $275,000, maximum potential non-equity incentive award compensation of $171,500, and fringe benefits in the amount of $23,580. For 2007, the Committee established Mr. Nicolaides’s targeted overall compensation, again exclusive of stock option awards that are entirely discretionary, at $543,750, inclusive of a base salary of $305,000, maximum potential non-equity incentive award compensation of $220,750, and fringe benefits in the amount of $18,000. The increase in Mr. Nicolaides’s targeted overall compensation for 2007, his base salary component in particular, reflects the Committees determination that an increase in Mr. Nicolaides’s compensation level was in order in view of the results of the study described above.

     Chief Financial Officer. In establishing targeted overall compensation for the Company’s Chief Financial Officer, the Committee considered the results of its study as well as Mr. Catherall’s contribution to the Company’s current financial results. Based upon that analysis, the Committee established Mr. Catherall’s targeted overall compensation level for 2006 at $348,597, inclusive of a base salary of $200,000, maximum potential non-equity incentive award compensation of $125,000, and fringe benefits in the amount of $23,957. For 2007, the Committee established Mr. Catherall’s targeted overall compensation, again exclusive of stock option awards that are entirely discretionary, at $391,500, inclusive of a base salary of $230,000, maximum potential non-equity incentive award compensation of $143,500, and fringe benefits in the amount of $18,000. While those levels represent somewhat more than what the Company’s analysis of its peers might suggest, the Committee has concluded they are appropriate given that the Company is one of very few publicly traded company’s in the “machine-to-machine” wireless telecommunications subsector with the direct consequence that Mr. Catherall’s responsibilities are appreciably greater than those of his counterparts at privately held peer companies. The Company is also one of the few companies in the machine-to-machine wireless subsector that is currently profitable.
     Chief Operating Officer. The Committee followed a similar process with respect to establishing targeted overall compensation for Mr. Marett. While taking the results of the study into account, the Company recognizes that the responsibilities of Chief Operating Officers vary widely and that the study’s comparison data is therefore less helpful with respect to that particular position. The much smaller sample size, for example, is reflective of the fact that relative few companies in our telecom technology peer group have a Chief Operating Officer on their payrolls. Based upon the foregoing, for 2006 the Committee set Mr. Marett’s overall targeted compensation, exclusive of stock option awards that are entirely discretionary, at $394,983 inclusive of a base salary of $225,000, maximum potential non-equity incentive award compensation of $146,250, and fringe benefits in the amount of $23,733. For 2007, the Committee established Mr. Marett’s targeted overall compensation, exclusive of stock option awards that are entirely discretionary, at $429,250, inclusive of a base salary of $246,250, maximum potential non-equity incentive award compensation of $165,000, and fringe benefits in the amount of $18,000.
Allocation among Compensation Elements
     The Company’s overall compensation plan includes a relatively consistent mix of base salary, non-equity, and equity-based incentive plan compensation for our named executive officers. We believe that these three employees have the greatest ability to influence the Company’s performance and that a significant percentage of their compensation should therefore be performance based. Consequently, our named executive officers’ base salaries are lower than those of their peers within the group of companies we studied. A greater portion of our named executive officers’ compensation is by the same token at risk and their targeted non-equity incentive plan compensation will only be earned if revenue and EBITDA goals are exceeded.
     Base Salaries. The Committee’s goal is to provide our named executive officers with a level of assured cash compensation commensurate with what is offered by the Company’s peers. In fiscal 2006, our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer received base salaries of $275,000, $200,000, and $225,000, respectively. The Committee considered these amounts appropriate based upon its experience. For our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer, updated allocations with respect to their 2007 targeted overall compensation packages resulted in 2007 base salaries of $305,000, $230,000, and $246,250, respectively.
     Non-Equity Incentive Plan Awards. The Committee’s practice is to award cash payments based upon specified objectives relating to the Company’s revenues and EBITDA, as one component, and, as a second component, certain “MBO” or “Management by Objective” goals specific to each named executive officer. The revenue and EBITDA based component of the plan is structured entirely around achievement of certain revenue and EBITDA targets and is weighted such that 25% of payments earned are dependent upon the revenue portion and 75% upon the EBITDA portion. In 2006, Mr. Nicolaides’s non-equity incentive award plan, exclusive of his MBO opportunity, provided for a maximum opportunity of 60% of his base salary. Mr. Marett’s and Mr. Catherall’s non-equity incentive award plans, again exclusive of their MBO opportunities, provided for maximum opportunities of 50% of their respective base salaries. In 2006, the revenue and EBITDA based non-equity incentive plan awards granted to Mr. Nicolaides, Mr. Catherall, and Mr. Marett were $105,000, $70,000, and $78,750, respectively, representing achievement near the targeted performance level. For 2007, Mr. Nicolaides’s non-equity incentive award plan provides for a maximum revenue and EBITDA based opportunity of 65% of his base salary.

Mr. Marett’s and Mr. Catherall’s non-equity incentive award plans provide for maximum revenue and EBITDA based opportunities of 45% and 50% of their respective base salaries. For example, achieving 100% - 105% of the 2007 revenue target, and 90% — 100% of the EBITDA target implies an 85% and 70% pay-out respectively. Given the 2007 base salary of $305,000, Mr. Nicolaides would receive an award of $146,209. Under the same scenario, given a fiscal 2007 base salary of $230,000, Mr. Catherall would receive an award of $76,331. Given a fiscal 2007 base salary of $245,250, Mr. Marett would receive an award of $90,805. For purposes of calculating payments, revenue and EBITDA targets are established by the Compensation Committee at the beginning of each fiscal year. The table below sets forth our named executive officers’ fiscal 2007 threshold, target, and maximum opportunities based upon revenue and EBITDA targets.

	Threshold	Target	Maximum
Name	Performance Level	Performance Level	Performance Level
Stratton Nicolaides	6.5% of base salary	55% of base salary	65% of base salary
Alan Catherall	4.5% of base salary	38% of base salary	45% of base salary
Michael Marett	5% of base salary	48% of base salary	50% of base salary
     Each named executive officer will earn 100% of his targeted award if two conditions are met: (1) the Company exceeds its revenue target by 105% or more and (2) the Company attains 105% of its EBITDA target. He will receive his award at a lesser level if the Company fails to exceed its revenue or EBITDA target by 105% or more. If both criteria are below 77.3% and 59.1%, respectively, no awards can be earned.
     MBO Awards. For meeting specified “MBO” (management by objective) targets in fiscal 2007, Mr. Nicolaides, Mr. Catherall, and Mr. Marett are eligible for additional maximum cash payments of $22,500, $40,000, and $41,875 respectively. For fiscal 2006, Mr. Nicolaides’s, Mr. Catherall’s, and Mr. Marett’s MBO awards were $24,500, $25,000, and $33,750 respectively. MBO award plan metrics for fiscal 2006 are set forth in the following table.

Name	Metric	MBO Award, Component 1	MBO Award, Component 2	Total
Stratton Nicolaides	Sole component: 100% of SG&A target under 2006 budget	$24,500	—	$24,500
Alan Catherall	Component 1: 100% of SG&A target under 2006 budget Component 2: 100% of targeted financial performance of specified product lines	$20,000	$ 5,000	$25,000
Michael Marett	100% of SG&A target under 2006 budget	$33,750	—	$33,750

MBO award plan metrics for fiscal 2007 are set forth in the following table.
Name	Metric	MBO Award, Component 1	MBO Award, Component 2	Total
Stratton Nicolaides	Sole component: 100% of SG&A target in under 2007 budget	$22,500	—	$22,500
Alan Catherall	Component 1: 100% of SG&A target under 2007 budget Component 2: 100% of targeted financial performance of specified product lines	$15,000	$ 25,000	$40,000
Michael Marett	Component 1: 100% of SG&A target under 2007 budget Component 2: 100% of targeted financial performance of specified product lines	$16,875	$ 25,000	$41,875
     Equity. Grants of stock options continue to be made at the Committee’s discretion, subject to the approval of the Board of Directors, based on the qualitative factors discussed above. For our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer, the awards (based on FAS 123R reporting principles as of December 31, 2006) totaled $269,700, $161,820, and $269,700, respectively, for 2006. Stock option awards vest at a rate of

25% per year. The following table summarizes each named executive officer’s outstanding equity awards as of the end of fiscal 2006.
     Fringe Benefits. In fiscal 2006, Mr. Nicolaides received payments totaling $5,553 to help defray apartment rental expenses incurred in association with his need to frequently travel to Atlanta, Georgia, where the Company is headquartered. In fiscal 2006, Mr. Catherall and Mr. Marett each earned net payments of $6,000 to help defray their business-related automobile expenses but will not receive any such payments in 2007. Each of our named executive’s medical, dental, and life insurance benefits totaled approximately $8,000. Company matching with respect to each named executive’s 401(k) plan equaled just under $10,000.
Outstanding Equity Awards At Fiscal Year-End

	No. of Securities	No. of Securities
	Underlying	Underlying Unexercised
	Unexercised Options	Options
	(#)	(#)	Option Exercise Price	Option Expiration
Name	Exercisable	Unexercisable	($)	Date (1)
	0	50,000	$9.46	10/25/2016
	6,250	18.750	$4.75	01/02/2016
	100,000	0	$1.62	3/31/2013
Stratton Nicolaides	55,000	0	$2.79	01/30/2013
	50,000	0	$6.10	10/25/2011
	100,000	0	$8.50	04/13/2010

	0	30,000	$9.46	10/25/2016
	2,500	7,500	$4.57	12/19/2015
Alan Catherall	12,500	12,500	$4.00	11/08/2014
	56,250	18,750	$2.84	06/03/2013

	0	50,000	$9.46	10/25/2016
	3,750	11,250	$4.57	12/19/2015
	12,500	12,500	$4.00	11/05/2014
Michael Marett	12,500	12,500	$4.59	06/29/2014
	21,000	0	$2.79	01/30/2013
	25,000	0	$6.10	10/25/2011
	25,000	0	$7.38	01/30/2013

(1)     All options vest at the rate of 25% per year over four years.
          The following table summarizes, except as noted, all plan based awards paid to our named executive officers for fiscal 2006.
Grants of Plan-Based Awards

All Other
					Option		Grant
					Awards;	Exercise	Date Fair
		Estimated Possible Payouts Under			Number of	or Base	Value of
		Non-Equity Incentive Plan Awards			Securities	Price of	Stock and
		(2)(3)			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Options(4)	Awards	Awards
Name	Date(1)	($)	($)	($)	(#)	($sh)	($)
Stratton Nicolaides	10/26/2006	$15,000	$127,500	$150,000	50,000	$9.46	$269,700
Alan Catherall	10/26/2006	$10,000	$85,000	$100,000	30,000	$9.46	$161,820
Michael Marett	10/26/2006	$11,250	$95,625	$112,500	50,000	$9.46	$269,700

(1)	Grant date of option awards.

(2)	The awards falling into the indicated range were earned in 2006 and were paid in 2007. For additional information on those awards, including their actual amounts, see section “Compensation Discussion and Analysis – Non-Equity Incentive Plan Compensation.”

(3)	Calculations exclude MBO based awards, which are treated separately in the section “MBO Awards”.

(4)	The amounts shown in this column reflect the number of option granted to each named executive officer pursuant to the Stock Option Plan, and vest at a rate of 25% per year.

Potential Payments upon Termination or Change in Control
     The Company’s named executive officers have each made major contributions towards building the Company into the enterprise that it is today, and the Company believes that it is important to protect them in the event of involuntary termination following change in control. Further, it is the Company’s belief that the interests of stockholders will be best served if the interests of the Company’s senior management team are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may not be in the best interests of shareholders. Accordingly, on November 10, 2006, the Company entered into a change in control agreements with each of Mssrs. Nicolaides, Catherall, and Marett.
     Pursuant to the change in control agreements, “involuntary termination” is deemed to be a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986 (“the Code”) at any time within two years following a change in control if such separation is without cause. The concept of separation without cause encompasses termination of employment following a diminution in title, responsibility, or salary level as well as required relocation outside of 50 miles from Numerex’s current headquarters location. A “change in control” as defined in the change in control agreements is deemed to occur if (a) Numerex consummates a sale, transfer, assignment, exchange, or other conveyance of all or substantially all of the assets of Numerex, (b) there is a sale, transfer, assignment, exchange, or other conveyance resulting in any third party’s acquisition of more than 50% of the outstanding voting stock of Numerex, or (c) a merger or consolidation occurs which results in a third party’s ownership of more than 50% of the merged or consolidated entity. Each agreement provides that if the officer’s employment is terminated, without cause, within two years of a change of control, he will receive a lump sum payment equal to 12 months of his base salary. The payment will be made six months after the date of termination or upon such earlier date as is permitted under the Code. In the event of termination a change in control, the Company will also continue to provide health and medical benefits as required by applicable law. All outstanding options will vest immediately.
     The tables below reflect the amount of compensation payable to each of our named executive officers in the event of termination of employment. For illustrative purposes, the tables assume that such termination was effective as of December 31, 2006, and thus include amounts earned through that date.

			Involuntary Not for		Involuntary Not for
Stratton	Executive Benefit and		Cause Termination		Cause Termination
Nicolaides	Payments upon		Absent Change in		Following Change in
(CEO)	Separation	Voluntary Termination	Control	For Cause Termination	Control
	Cash Severance Payment	—	—	—	$245,000
	Fair Market Value of Vested Options	(1)	(1)	(1)	$1,602,695
Total					$1,847,695

			Involuntary Not for		Involuntary Not for
	Executive Benefit and		Cause Termination		Cause Termination
Alan Catherall	Payments upon		Absent Change in		Following Change in
(CFO)	Separation	Voluntary Termination	Control	For Cause Termination	Control
	Cash Severance Payment	—	—	—	$200,000
	Fair Market Value of Vested Options	(1)	(1)	(1)	$346,450
Total					$546,450

			Involuntary Not for		Involuntary Not for
	Executive Benefit and		Cause Termination		Cause Termination
Michael Marett	Payments upon		Absent Change in		Following Change in
(COO)	Separation	Voluntary Termination	Control	For Cause Termination	Control
	Cash Severance Payment	—	—	—	$225,000
	Fair Market Value of Vested Options	(1)	(1)	(1)	$702,829
Total					$927,829

(1)	Vested options can be exercised up to 90 days from the date of termination.

Compensation Committee Interlocks and Insider Participation
     No member of the Compensation Committee during fiscal year 2006 served as an officer, former officer, or employee of the Company or had a relationship discloseable under “Related Person Transactions.” Further, during 2006, no executive officer of the Company served as:
•	A member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	A director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.
Director Compensation
     Prior to February 17, 2006, each director of the Company who is not also an employee of the Company or a Gwynedd-designated director received an annual fee of $12,000 and a fee of $250 for each meeting (except telephonic meetings, in which case the fee is $125) of the Board of Directors or a Committee thereof attended. As of February 17, 2006, the annual fee was increased to $16,000 and the fee of for each meeting (except telephonic meetings, in which case the fee is $175) that the Board of Directors or a Committee thereof attended was increased to $350. No additional fee is paid for Committee meetings held the same day as Board of Directors meetings. The lead director is paid an additional $4,000 fee. Directors also receive reimbursement of expenses incurred in attending meetings. In addition, in accordance with Numerex Corp. Directors’ Stock Plan, in 2006, three directors elected to have their annual fees paid entirely in cash and three directors elected to have their annual fees paid in stock.
     Under the Company’s Non-Employee Director Stock Option Plan and 1999 Long-Term Incentive Plan, each director who is not also an employee of the Company or a Gwynedd-designated director automatically was granted options to purchase 4,000 shares of Common Stock on each annual shareholder meeting date. As of February 17, 2006, the option grant was increased to 6,000 upon appointment, with each such director receiving an additional annual grant of options to purchase 6,000 shares of Common Stock granted on the date of the Annual Shareholders Meeting.
     The following table provides information concerning compensation paid by the Company to its non-employee directors. Mr. Nicolaides and Mr. Ryan are not compensated for their services as directors.

			2006 Option
	2006 Fees Earned or Paid in Cash		Awards	Total
Name	($)		($)(2)	($)
Brian C. Beazer	$17,925.00	(1)	$27,312.00	$45,237.00
George Benson	$19,150.00		$27,312.00	$46,462.00
Nicholas A. Davidge	$18,625.00	(1)	$27,312.00	$45,937.00
Matthew J. Flanigan	$18,275.00		$27,312.00	$45,587.00
Allan H. Liu	$16,700.00		$27,312.00	$44,012.00
John Raos	$22,800.00	(1)	$27,312.00	$50,112.00

(1)	Directors may elect to have all or a portion of their annual retainer and other fees paid in shares of the Company’s stock. Each of Mssrs. Beazer, Davidge, and Raos elected to have those fees paid in stock as follows: Mr. Beazer, 2,166 shares; Mr. Davidge, 2,220 shares; and Mr. Raos, 2,714 shares.

(2)	The amounts in this column reflect the FAS 123R expense recognized in fiscal 2006 for the subject option awards. The following Directors had stock options outstanding at the end of fiscal 2006: Brian C. Beazer, 28,000, George Benson, 30,000, Nicholas A. Davidge, 10,000, Matthew J. Flanigan, 40,000, Allan H. Liu, 30,000, John Raos, 50,000.

(3)	Because he provides professional legal services to the Company and serves as its Secretary, Mr. Ryan receives no compensation as a Director.

CODE OF ETHICS
     The Company has adopted a Code of Ethics and Business Conduct (the “Code”), as defined in applicable SEC and NASDAQ rules, that applies to the Company’s directors, officers, and employees, including the Company’s Chief Executive Officer and Chief Financial Officer (our principal executive officer and principal financial and accounting officer). Waivers of the requirements of the Code or associated polices with respect to members of the Board or executive officers are subject to approval of the full Board of Directors. The Code is available on the Company’s website at www.nmrx.com.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Review and Approval of Related Person Transactions. The Company does not have a formal written policy regarding the review of related party transactions. We review all relationships and transactions in which the company and our directors and senior executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The company’s senior management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and senior executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions, if any, that are determined to be directly or indirectly material to the company or a related person are disclosed in the company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee considers such factors as:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the Committee deems appropriate.
Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.
     Mr. Ryan, a Director of the Company, is a partner in the law firm of Salisbury & Ryan LLP. Salisbury & Ryan LLP provided legal services to the Company in fiscal 2004, 2005, and 2006 and will continue to provide such services during fiscal 2007. During fiscal 2006, Salisbury & Ryan LLP charged the Company legal fees of approximately $172,000.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Under Section 16(a) of the Exchange Act, the Company’s directors and officers and persons who are the beneficial owners of more than 10% of the outstanding Common Stock are required to report their beneficial ownership of Common Stock and any changes in that ownership to the SEC. Based solely on a review of the copies of reports furnish to, or filed by, us and written representations that no other reports were required, we believe that during fiscal 2006, our executive officers and Directors complied with all applicable Section 16(a) filing requirements with the exceptions described below. The following Form 4 filings were filed late due to administrative oversights: a Form 4 filed by Nicholas Davidge regarding shares purchased in February 2006 was filed 8 days late in March 2006; a Form 4 filed by George Benson reflecting shares sold in February 2006 was filed 2 days late; and a Form 4 filed by George Benson reflecting shares sold in February 2006 was filed 6 days late.

OTHER BUSINESS
     The Company does not presently know of any matters that will be presented for action at the meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed proxy with respect to such other matters in accordance with their best judgment.
SHAREHOLDER PROPOSALS
     It is presently contemplated that the annual meeting of shareholders following fiscal 2007 will be held on May 10, 2008. Under the current rules of the SEC, in order for any appropriate shareholder proposal to be considered for inclusion in the proxy materials of the Company for the fiscal 2007 annual meeting of shareholders, it must be received by the Secretary of the Company no later than December 4, 2007. However, if the date of the fiscal 2008 annual meeting is changed by more than 30 days from the date of the fiscal 2007 annual meeting (May 11, 2007), then the deadline for submission of shareholder proposals is a reasonable time before the Company begins to print and mail its proxy materials.
     If a shareholder wishes to present a proposal at the 2008 annual meeting and the proposal is not intended to be included in the proxy materials, the shareholder must give notice to the Company not later than 90 days prior to the anniversary of this year’s annual meeting, or February 11, 2008.
     If a shareholder proposal is received after the notice date, but the presiding officer of the meeting permits the proposal to be made, the proxies appointed by the Company may exercise discretionary authority when voting on such proposals.

ANNUAL REPORT
     The Annual Report to Shareholders of the Company (the “Annual Report”) for fiscal 2006 accompanies this proxy statement. Additional copies of the Annual Report are available upon written request to the Company at its principal executive offices which are located at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339, Attention: Investor Relations. The Annual Report is not part of these proxy solicitation materials.
     EACH PERSON SOLICITED HEREUNDER CAN OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2006 FILED WITH THE SEC, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A REQUEST THEREFOR TO: 1600 PARKWOOD CIRCLE SE, SUITE 500, ATLANTA, GEORGIA 30339. OUR SEC FILINGS ARE ALSO AVAILABLE AT THE SEC’S WEBSITE AT http://www.sec.gov.

By Order of the Board of Directors

Andrew J. Ryan
Secretary

NUMEREX CORP.
Proxy for Annual Meeting of Shareholders
May 11, 2007
Solicited on behalf of the Board of Directors
     The undersigned hereby constitutes and appoints Andrew J. Ryan and Alan B. Catherall, and each of them with full power to act alone, as attorneys-in-fact and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned to appear at the Annual Meeting of Shareholders of Numerex Corp. (the “Company”), to be held on the 11th day of May, 2007, and at any postponement or adjournment thereof, and to vote all of the shares of Common Stock of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned directs that this proxy be voted as indicated on the reverse side of this proxy. The proxy agents present and acting in person or by their substitute (or, if only one is present and acting, then that one) may exercise all the powers conferred by this proxy.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
NUMEREX CORP.
May 11, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
— Please detach and mail in the envelope provided. —

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE      ☒

1.	The election of the nominees listed at right as Directors of the Company, as more fully described in the accompanying Proxy Statement.

NOMINEES
☐ FOR ALL NOMINEES	0 Brian Beazer 0 George Benson 0 Nicholas Davidge 0 Matthew J. Flanigan
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	0 Stratton Nicolaides 0 John G. Raos 0 Andrew J. Ryan
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address
space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.      ☐

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify Grant Thornton LLP as the Company’s independent accountants for the fiscal year ending December 31, 2007.	☐	☐	☐

3.	In their discretion, to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
This proxy, when properly executed, will be voted as directed. The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR the proposal listed in Item 2. If no directions to the contrary are indicated, the persons named herein intend to vote FOR the election of the named nominees for director and FOR the ratification of Grant Thornton LLP as the Company’s independent accountants for the current fiscal year.
PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.
The undersigned hereby acknowledges receipt of the Company’s 2006 Annual Report to Shareholders, Notice of the Company’s 2007 Annual Meeting of Shareholders and the Proxy Statement relating thereto.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.